Exhibit 99.1

Ambac Announces Fourth Quarter 2014 Results
Fourth Quarter 2014 Net Income of $453.6 million, or $9.73 per Diluted Share,
Compared to $68.6 million, or $1.49 per Diluted Share, in the Fourth Quarter 2013
Fourth Quarter 2014 Operating Earnings of $476.6 million, or $10.22 per Diluted Share,
Compared to $292.0 million, or $6.34 per Diluted Share, in the Fourth Quarter 2013
Gross Loss Reserves $3.8 billion, Down 31% Sequentially
Net Par Insured of $144.7 billion, Down 19% Year-Over-Year
NEW YORK, NY, March 2, 2015 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac" or the “Company”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services, today reported results for the three months ended December 31, 2014.
Commenting on today’s announcement, Nader Tavakoli, Interim President and Chief Executive Officer, said, “We are pleased to report a successful quarter for Ambac across many fronts.   During the quarter, our gross loss reserves significantly improved, decreasing by 31% sequentially from $5.5 billion to $3.8 billion.  This decrease reflected the impact of our successful pay-down of Ambac Assurance's deferred obligations by a further $1.1 billion, benefits in most sectors throughout the insured portfolio and an increase in our estimated R&W subrogation recoveries. Our continued aggressive pursuit of R&W cases and our ongoing assessment of the value of these claims resulted in a significant increase in our estimate of R&W subrogation recoveries. Meanwhile, our insured exposure declined 19% year-over-year as a result of runoff and aggressive de-risking initiatives, including commutations during the quarter."
Mr. Tavakoli continued, "All of us at Ambac are committed to executing Ambac Assurance's asset-liability management strategy aggressively and expeditiously towards maximizing value for our stakeholders.  Our goals are the successful rehabilitation of the Segregated Account of Ambac Assurance as well as the selective pursuit of long-term growth opportunities at Ambac."
Net Income and Operating Earnings
Net income in the fourth quarter 2014 was $453.6 million, or $9.73 per diluted share, compared to $68.6 million, or $1.49 per diluted share, in the same period last year. Operating earnings in the fourth quarter 2014 were $476.6 million, or $10.22 per diluted share, compared to $292.0 million, or $6.34 per diluted share in the same period last year. Net income and operating earnings were positively impacted by a higher benefit for loss and loss expenses, which included $389.0 million (gross of reinsurance), related to an increase in estimated representation and warranty (“R&W”) subrogation recoveries and favorable loss development across the majority of sectors. These results were partially offset by lower credit and interest rate derivative revenues and lower premiums earned. Net income was also impacted by lower losses from variable interest entities (“VIEs”) as well as a loss on the partial redemption of surplus notes during the period.

Ambac Fourth Quarter 2014 Summary Results ($ in millions, except per share data)

($ in millions, except per share data)	4Q14	4Q13
Net premiums earned	$34.0	$84.5
Net investment income	66.5	68.1
Other than temporary impairment losses	(1.6)	(6.7)
Net realized investment gains	29.4	(3.7)
Net change in fair value of credit derivatives	10.3	110.5
Derivative products revenue	(63.6)	18.7
Income on Variable Interest Entities ("VIEs")	2.4	(108.3)
Loss and loss expenses (benefit)	(552.2)	(4.7)
Interest and underwriting and operating expenses	57.5	59.5
Insurance intangible amortization	42.0	37.2
Net income attributable to Common Shareholders	453.6	68.6
Net income per diluted share	$9.73	$1.49
Operating earnings [1]	476.6	292.0
Operating earnings per diluted share [1]	$10.22	$6.34
Adjusted book value [1]	337.4	(49.9)
Adjusted book value per share [1]	$7.50	($1.11)
Weighted-average diluted shares outstanding (in millions)	46.6	46.0
[1] Non-GAAP Financial Data
Net Premiums Earned
Net premiums earned include normal premiums and accelerated premiums, which result from calls and other policy accelerations. For the fourth quarter of 2014, net premiums earned were $34.0 million, as compared to $84.5 million in the fourth quarter of 2013, including accelerations of $(12.3) million and $23.8 million, respectively. Normal premiums earned were negatively impacted by the runoff of the insured portfolio via transaction terminations, calls and scheduled maturities. Accelerated premiums earned in the fourth quarter of 2014 were adversely impacted by a refinancing in October 2014 of an insured international transaction which resulted in $34.7 million of negative accelerated earnings. In the fourth quarter 2013, accelerated premiums earned primarily related to public finance activity.
The following table provides a summary of net premiums earned for the three month period ended December 31, 2014 and December 31, 2013, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	December 31, 2014	December 31, 2013
Public Finance	$25.6	$30.0
Structured Finance	8.0	11.7
International Finance	12.7	19.0
Total normal premiums earned	46.3	60.7
Accelerated earnings	(12.3)	23.8
Total net premiums earned	$34.0	$84.5

Net Investment Income
Net investment income for the fourth quarter of 2014 was $66.5 million, as compared to $68.1 million for the same period last year. Net investment income for the fourth quarter of 2014 benefited from higher yields reflecting a higher allocation of the Financial Guarantee investment portfolio towards distressed Ambac Assurance insured securities. Yields on Ambac Assurance insured securities also improved as a result of the impact on projected cash flows of the amended Segregated Account Rehabilitation Plan. Higher portfolio yields were offset by liquidations to fund the partial redemption of surplus notes in November 2014 and the equalizing payment of deferred claims of the Segregated Account (“Deferred Amounts”) in December 2014 (see below). Included in Financial Guarantee net investment income were mark-to-market gains on invested assets classified as trading of $1.2 million in the fourth quarter 2014, a decrease of $5.0 million from the fourth quarter 2013, primarily resulting from investments at Ambac Assurance UK Limited (“Ambac UK”).
Financial Services investment income continued to decline with the balance of investment agreement assets liquidated to fund investment agreement maturities and calls. Corporate investment income was $1.3 million for the fourth quarter 2014, an increase of $1.3 million from the comparable period in 2013. The fourth quarter 2014 reflects income related to the investment of proceeds from the August 2014 monetization of a junior surplus note previously issued to Ambac by the Segregated Account.
Net Other-Than-Temporary Impairments
Net other-than-temporary impairments of invested assets recognized in earnings was $1.6 million in the fourth quarter of 2014 compared to $6.7 million in the fourth quarter of 2013. Net other-than-temporary impairments in the fourth quarter of 2014 primarily related to changes in expected cash flows on certain Ambac insured residential mortgage backed securities (“RMBS”). Net other-than-temporary impairments in the fourth quarter of 2013 were primarily related to the anticipated sale of certain municipal securities that were in an unrealized loss position as of December 31, 2013, in connection with the general repositioning of the portfolio.
Net Realized Investment Gains (Losses)
Net realized investment gains for the fourth quarter of 2014 were $29.4 million, as compared to a loss of $3.7 million for the same period last year. The fourth quarter 2014 gains included $24.0 million of net gains associated with invested assets sold in connection with surplus note redemptions and Deferred Amount equalization payments and $5.4 million of net foreign exchange gains primarily related to Ambac UK’s investments. The fourth quarter 2013 loss included $0.9 million net gains on securities sold and $4.6 million of foreign exchange losses.
Net Change in Fair Value of Credit Derivatives
The gain attributable to the change in fair value of credit derivatives for the fourth quarter 2014 was $10.3 million compared with the gain of $110.5 million for the fourth quarter 2013. The change in fair value of credit derivatives for the fourth quarter 2014 reflected modest improvement in reference obligation prices and runoff of the portfolio causing a reversal of unrealized losses. The gain in the fourth quarter 2013 primarily reflected the reversal of unrealized losses upon the termination of certain significant credit derivative contracts. The impact of incorporating the Ambac Assurance credit valuation adjustment (“Ambac CVA”) resulted in losses within the overall change in fair value of credit derivative liabilities of $0.1 million for the fourth quarter 2014 compared to $43.4 million for the prior year period. Credit derivative fees earned continued to decline with the size of the portfolio.
Derivative Products
The derivative products portfolio is positioned to generate gains in a rising interest rate environment in order to provide an economic hedge against the impact of rising rates elsewhere, including certain exposures within the financial guarantee insurance portfolio. Net losses reported in derivative products revenue for the fourth quarter 2014 were $63.6 million versus a net gain of $18.7 million in the fourth quarter 2013. Results in derivative products revenue reflect mark-to-market gains or losses in the portfolio caused by changing interest rates, net of the impact of incorporating the Ambac CVA. Inclusion of the Ambac CVA in the valuation of financial services derivatives resulted in gains within derivative product revenue of $16.1 million for the fourth quarter 2014, compared with losses of $15.1 million for the same period last year.
Income (Loss) on Variable Interest Entities (VIEs)
Income on VIEs for the three months ended December 31, 2014 was $2.4 million compared to a loss of $108.3 million in the fourth quarter of 2013. Income on VIEs for the fourth quarter of 2014 includes the impact of increased projected financial guarantee premiums and higher projected claims on two separate transactions, which had a net positive impact on the fair value of VIE net assets. This net gain was partially offset by the increase in fair value of certain guaranteed VIE note liabilities. Losses on VIEs for the fourth quarter of 2013 primarily reflect an $83.4 million reduction to the carrying value of a consolidated VIE’s intangible assets to fair value. The reduction to carrying value resulted from the expected sale, which closed in February 2014, of such assets in connection with the restructuring of an adversely classified financial guarantee transaction that is consolidated.

Loss and Loss Expenses (Benefit), and Loss Reserves
Loss and loss expenses for the fourth quarter of 2014 were a benefit of $552.2 million, as compared to a benefit of $4.7 million for the fourth quarter of 2013. The fourth quarter 2014 benefit primarily related to lower estimated losses in RMBS in addition to improvements in student loans, domestic public finance, and other structured, which were partially offset by $51.9 million of interest expense on Deferred Amounts and losses at Ambac UK
The RMBS benefit in the fourth quarter 2014 was driven by an increase in Ambac’s estimate of R&W subrogation recoveries (see below) and lower projected losses in first lien and second lien RMBS.  The RMBS benefit included improvements in projected deal performance based on numerous factors including: more optimistic near-term Housing Price Appreciation; lower interest rate projections, supporting increased excess spread; and improvements in transaction performance.
The student loan loss and loss expense benefit in the fourth quarter 2014 compared to the fourth quarter 2013 was primarily driven by the impact of lower interest rate projections and higher probability assumptions related to commuting certain bonds.
Loss and loss expense benefit related to domestic public finance was primarily due to the commutation of a portion of our remaining Las Vegas Monorail exposure. Increases in reserves for Puerto Rico in the fourth quarter 2014 compared to the fourth quarter 2013 reflected previously reported downgrades. There was virtually no change in the loss and loss expense reserve for Puerto Rico in the fourth quarter 2014 compared to the third quarter of 2014.
Ambac UK losses resulted from foreign exchange charges related to a policy with losses denominated in a currency other than Ambac UK’s functional currency and reserve development on one structured transaction, partially offset by a benefit related to the termination of an insured international whole-business securitization.
During the fourth quarter of 2014, net cash claims and loss expense payments, net of reinsurance from all policies, were $1.1 billion, which included $1.1 billion of equalizing cash payments of Deferred Amounts. Excluding these equalizing payments, $2.6 million of net recoveries were received during the fourth quarter 2014. During the fourth quarter 2013, net cash claims and loss expense payments resulted in $61.3 million of net recoveries received.
Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $3.8 billion at December 31, 2014 and $5.5 billion at September 30, 2014. The decline in the loss and loss expense reserve included the impact of $1.1 billion of cash equalizing payments of Deferred Amounts made in the fourth quarter 2014. The following table provides gross loss and loss expense reserves by bond type at December 31, 2014 and September 30, 2014:

($ in millions)	December 31, 2014	September 30, 2014
RMBS [1]	$1,915	$3,482
Student Loans	879	905
Domestic Public Finance [1]	354	389
Ambac UK	542	590
All other credits	15	36
Loss expenses	94	112
Total [1]	$3,799	$5,514

[1]
Gross loss reserves for December 31, 2014 and September 30, 3014 include accrued interest on Deferred Amounts as follows: RMBS: $328 million and $359 million; Domestic Public Finance: $1 million and $1 million; and Total: $329 million and $360 million, respectively.

As of December 31, 2014, approximately $3.3 billion of Deferred Amounts, including accrued interest payable of $329.2 million, remain unpaid.
Ambac Assurance is pursuing remedies and enforcing its rights, through lawsuits and other methods, to seek redress for breaches of R&W and for fraud related to various RMBS transactions. Gross loss and loss expense reserves as of December 31, 2014 and September 30, 2014 are net of $2.523 billion and $2.214 billion, respectively, of estimated R&W subrogation recoveries. The $309 million change in estimated R&W subrogation recoveries positively impacted net income and operating earnings by $389 million (gross of reinsurance), due to (i) a $367 million increase in the estimated R&W subrogation recoveries as a result of continuous efforts and ongoing assessments of the value of the claims and (ii) the receipt of $80 million in cash, of which $58 million was previously reflected in the estimated R&W subrogation recoveries, from the settlement of two disputes. There was no change to the method for estimating R&W subrogation recoveries.

For policies which have estimated R&W subrogation recoveries as of December 31, 2014, Ambac has estimated ultimate losses of $4.102 billion, which include net paid claims of $2.205 billion, and gross loss reserves of $1.897 billion before estimated R&W subrogation recoveries. Gross loss reserves include Deferred Amounts and accrued interest on Deferred Amounts of $1.268 billion and $144 million, respectively. These estimated ultimate losses exclude estimated ultimate losses of $999 million (including interest on Deferred Amounts) associated with policies that are the subject of litigation filed in December 2014 against transaction sponsors asserting claims only for fraudulent inducement. Ambac’s estimated R&W subrogation recoveries do not include potential recoveries attributed solely to the fraudulent inducement claims in its litigations.
The amended Segregated Account Rehabilitation Plan, which became effective on June 12, 2014, increased the percentage of permitted policy claims to be paid from 25% to 45% with effect from July 21, 2014. On December 22, 2014, $1.1 billion of equalizing cash payments of Deferred Amounts (including accrued interest thereon) were paid to policyholders that received 25% (and not 45%) cash interim payments in respect of their permitted policy claims outstanding as of July 20, 2014.
Expenses
Underwriting and operating expenses for the fourth quarter of 2014 were $26.1 million, compared to $27.5 million for the fourth quarter of 2013. Expenses decreased in part due to lower legal-related expenses.
At the Fresh Start Reporting Date, an insurance intangible asset was recorded which represented the difference between the fair value and aggregate carrying value of insurance and reinsurance assets and liabilities. The insurance intangible asset is being amortized over the remaining life of Ambac’s exposures. The insurance intangible amortization expense for the three months ended December 31, 2014 was $42.0 million compared to $37.2 million for the same period last year. The increase in expense is due to unscheduled principal pay downs of our insured portfolio.
Interest Expense and Realized Loss on Extinguishment of Debt
Interest expense was $31.4 million for the fourth quarter of 2014, compared to $32.0 million in the fourth quarter of 2013. Interest expense includes accrued interest on investment agreements and surplus notes issued by Ambac Assurance and the Segregated Account. Additionally, interest expense includes discount accretion on surplus notes as their carrying value is at a discount to par.
The Segregated Account and Ambac Assurance redeemed certain surplus notes (other than junior surplus notes) on November 20, 2014 in an amount equal to 26.67% of the outstanding principal and accrued interest on such surplus notes as of July 20, 2014. The combined redemption amount payable to third parties was $413.6 million. The redemption of surplus notes resulted in a charge of $74.7 million, representing the accelerated recognition of the unamortized discount on the redeemed surplus notes. This charge is reported under Net realized loss on extinguishment of debt.
Taxes
The provision for income taxes was $6.1 million for the fourth quarter 2014, compared to $6.4 million for the fourth quarter of 2013. Income tax expense included US Federal alternative minimum taxes of $6.1 million and $4.3 million, respectively. . Fourth quarter 2013 also included income tax expense on pre-tax profits of Ambac UK’s Italian branch, which cannot be offset by losses in other jurisdictions.
At December 31, 2014 the Company had $5.0 billion of US Federal net operating loss carry-forwards (“NOLs”), including $1.4 billion at Ambac and $3.6 billion at Ambac Assurance.
Ambac Assurance has utilized all of its current post determination date NOLs generated from September 30, 2011 through December 31, 2014; however, additional post determination date NOLs may be generated in the future. During the aforementioned time period, Ambac Assurance’s cumulative net taxable income was approximately $43 million.
Future taxable income of Ambac Assurance will be subject to payments by NOL usage tier (see below) and after certain credits and any additional post determination date NOLs, under its NOL tolling agreement with Ambac. A credit is available to offset the first $5 million of payments due under each of the NOL usage Tiers A, B, and C. In the fourth quarter 2014, Ambac Assurance used approximately $2 million of its Tier A credit.

NOL Usage Tier	Allocated Ambac Assurance NOL Amount	Applicable Percentage
A	The first $0.479 billion	15%
B	The next $1.057 billion after NOL Usage Tier A	40%
C	The next $1.057 billion after NOL Usage Tier B	10%
D	The next $1.057 billion after NOL Usage Tier C	15%

Insured Portfolio
The Financial Guarantee insurance portfolio net par amount outstanding declined 8% to $144.7 billion at December 31, 2014, from $157.4 billion at September 30, 2014. Much of this is due to the run-off of $8.2 billion of public finance net par. Adversely classified credits of $28.8 billion decreased by $2.3 billion, or 8%, compared to September 30, 2014. The insurance portfolio is down 19% since year-end 2013.
The breakdown of the insured portfolio by sector was virtually unchanged for the fourth quarter 2014 relative to the rest of 2014. Public finance was 65% of the total net par outstanding, structured finance was 18% and international was 17%. The General Account represented 72% of the total net par outstanding, the Segregated Account was 13% and Ambac UK was 15%.
Balance Sheet
Total assets decreased by approximately $1.9 billion from December 31, 2013 to $25.2 billion at December 31, 2014, primarily due to asset sales to fund partial redemptions of certain Ambac Assurance and Segregated Account surplus notes and equalizing payments of Deferred Amounts causing a decrease in the non-VIE investment portfolio, lower VIE assets and lower premium receivables resulting from the runoff of the insured portfolio, partially offset by higher subrogation recoverables.
The fair value of the consolidated non-VIE investment portfolio was $5.5 billion and $6.5 billion at December 31, 2014 and December 31, 2013, respectively, inclusive of the proceeds from the monetization of the junior surplus note in August 2014. The fair value of the financial guarantee investment portfolio was $5.1 billion at December 31, 2014, down $1.0 billion from $6.1 billion at December 31, 2013.
Total liabilities decreased by approximately $2.6 billion from December 31, 2013 to $23.5 billion as of December 31, 2014, primarily as a result of (i) lower loss and loss expense reserves primarily due to equalizing payments of Deferred Amounts; (ii) lower VIE liabilities; (iii) lower unearned premium reserves; (iv) lower debt from the partial redemption of surplus notes, net of the monetization of a junior surplus note and (v) lower investment agreement liabilities; partially offset by higher derivative liabilities.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings (Losses) and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings (Losses) and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $476.6 million, or $10.22 per diluted share, for the three months ended December 31, 2014 as compared to operating earnings of $292.0 million, or $6.34 per diluted share, for the same period last year.

The following table reconciles net income attributable to common shareholders to the non-GAAP measure, operating earnings, for the three month periods ended December 31, 2014 and the same period last year:

	Three Months Ended		Three Months Ended
	December 31, 2014		December 31, 2013
($ and shares in millions)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net (loss) income attributable to common shareholders	$453.6	$9.73	$68.6	$1.49
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(9.9)	(0.21)	(107.2)	(2.33)
Effect of consolidating financial guarantee VIEs	(10.9)	(0.24)	287.7	6.25
Insurance intangible amortization	41.9	0.90	37.2	0.81
FX (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	18.0	0.39	(9.4)	(0.21)
Fair value (gain) loss on derivatives from Ambac CVA	(16.1)	(0.35)	15.1	0.33
Operating Earnings (Losses)	$476.6	$10.22	$292.0	$6.34
Weighted-average diluted shares outstanding		46.6		46.0
Adjusted Book Value
Adjusted Book Value was $337.4 million, or $7.50 per share, as of December 31, 2014, as compared to ($49.9) million or, ($1.11) per share, at December 31, 2013.
The Adjusted Book Value increase from December 31, 2013 to December 31, 2014 of $387.3 million was primarily driven by Operating Earnings.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

($ in millions)	December 31, 2014	December 31, 2013
Total Ambac Financial Group, Inc. stockholders’ equity	$1,399.1	$703.0
Adjustments:
Non-credit impairment fair value losses on credit derivatives	55.7	72.8
Effect of consolidating financial guarantee variable interest entities	(319.1)	(372.7)
Insurance intangible asset and goodwill	(1,925.4)	(2,112.5)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(64.5)	(48.4)
Net unearned premiums and fees in excess of expected losses	1,402.3	1,666.0
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(210.7)	41.9
Adjusted Book Value	$337.4	$(49.9)
Adjusted Book Value per share	$7.50	$(1.11)
Explanation of Non-GAAP Measures
Operating Earnings. Operating Earnings eliminates the impact of certain GAAP accounting requirements and includes certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Operating earnings is defined as net income attributable to common shareholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s CVA, and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services - Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common shareholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC.

•
Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

•	Elimination of non-recurring GAAP Fresh Start reporting adjustments.
Adjusted Book Value. Adjusted Book Value eliminates the impact of certain GAAP accounting requirements and includes the addition of certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP Fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC.

•
Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Addition of the value of the unearned premium reserve on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio will differ materially from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of non-GAAP measures, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.
Earnings Call and Webcast
Members of senior management will discuss fourth quarter 2014 results during a live conference call today at 8:30am (ET). Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is

(855) 427-4389 (Domestic) or (484) 756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ir.ambac.com/events.cfm.
A replay of the call will be available for one week at (855) 859-2056 (Domestic) or (404) 537-3406 (International); conference ID # 80950001. The webcast will be archived on Ambac's website for approximately 90 days.
Additional information is included in a financial supplement and presentations (available today) at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac Financial Group, Inc. is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac Financial Group Inc.'s common stock trades on the NASDAQ Global Select Market. The Amended and Restated Certificate of Incorporation of Ambac Financial Group, Inc. contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage-backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” described in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from new business opportunities; (3) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (4) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (5) potential of rehabilitation proceedings against Ambac Assurance; (6) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (7) our inability to realize the expected recoveries included in our financial statements; (8) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (9) our inability to monetize assets or restructure or exchange outstanding debt and insurance obligations, or the failure of any such monetization, restructuring or exchange to deliver anticipated results; (10) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset or impairments to goodwill; (11) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (12) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (13) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (14) risks attendant to the change in composition of securities in our investment portfolio; (15) inadequacy of reserves established for losses and loss expenses; (16) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (17) changes in prevailing interest rates; (18) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (19) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (20) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (21) risks relating to determinations of amounts of impairments taken on investments; (22) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (23) our inability to realize value from Ambac Assurance UK Limited; (24) system security risks; (25) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (26) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (27) changes in accounting principles or practices that may impact Ambac’s reported financial results; (28) legislative and regulatory developments; (29) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (30) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (31) other risks and uncertainties that have not been identified at this time.
Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Period from October 1	Period from October 1
	through	through
(Dollars in Thousands, except share data)	December 31, 2014	December 31, 2013
Revenues:
Net premiums earned	$33,969	$84,530
Net investment income:
Securities available-for-sale and short-term	64,268	61,879
Other investments	2,203	6,245
Total net investment income	66,471	68,124
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(192)	(6,861)
Portion of loss recognized in other comprehensive income	(1,445)	136
Net other-than-temporary impairment losses recognized in earnings	(1,637)	(6,725)
Net realized investment gains (losses)	29,376	(3,695)
Change in fair value of credit derivatives:
Realized gains (losses) and other settlements	955	2,124
Unrealized gains (losses)	9,372	108,331
Net change in fair value of credit derivatives	10,327	110,455
Derivative products	(63,576)	18,686
Net realized gains on extinguishment of debt	(74,724)	—
Other income (loss)	4,292	3,936
Income (loss) on variable interest entities	2,362	(108,330)
Total revenues before expenses and reorganization items	6,860	166,981
Expenses:
Losses and loss expenses (benefit)	(552,182)	(4,731)
Insurance intangible amortization	41,952	37,233
Underwriting and operating expenses	26,142	27,505
Interest expense	31,354	31,989
Total expenses (benefit) before reorganization items	(452,734)	91,996
Pre-tax income (loss) from continuing operations before reorganization items	459,594	74,985
Reorganization items	—	65
Pre-tax income (loss) from continuing operations	459,594	74,920
Provision for income taxes	6,143	6,407
Net income (loss)	$453,451	$68,513
Less: net (loss) gain attributable to noncontrolling interest	(133)	(50)
Net income (loss) attributable to common shareholders	$453,584	$68,563

Net income (loss) per basic share	$10.05	$1.52
Net income (loss) per diluted share	$9.73	$1.49

Weighted-average number of common shares outstanding:
Basic	45,121,414	45,007,557
Diluted	46,612,898	46,038,249

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Successor Ambac		Predecessor Ambac
		Period from May 1	Period from January 1
	Year Ended	through	through
(Dollars in Thousands, except share data)	December 31, 2014	December 31, 2013	April 30, 2013
Revenues:
Net premiums earned	$246,360	$213,518	$130,000
Net investment income:
Securities available-for-sale and short-term	292,838	142,866	116,371
Other investments	8,108	3,580	369
Total net investment income	300,946	146,446	116,740
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(26,632)	(47,418)	(467)
Portion of loss recognized in other comprehensive income	838	654	—
Net other-than-temporary impairment losses recognized in earnings	(25,794)	(46,764)	(467)
Net realized investment gains (losses)	58,777	4,467	53,305
Change in fair value of credit derivatives:
Realized gains (losses) and other settlements	3,043	9,778	3,444
Unrealized gains (losses)	20,863	183,091	(63,828)
Net change in fair value of credit derivatives	23,906	192,869	(60,384)
Derivative products	(181,087)	114,771	(33,735)
Other income (loss)	12,498	4,364	8,363
Income (loss) on variable interest entities	(32,212)	(48,623)	426,566
Total revenues before expenses and reorganization items	328,670	581,048	640,388
Expenses:
Losses and loss expenses (benefit)	(545,574)	(185,138)	(38,056)
Insurance intangible amortization	151,830	99,658	—
Underwriting and operating expenses	101,474	68,769	44,566
Interest expense	127,476	84,950	31,025
Total expenses (benefit) before reorganization items	(164,794)	68,239	37,535
Pre-tax income (loss) from continuing operations before reorganization items	493,464	512,809	602,853
Reorganization items	211	493	(2,745,180)
Pre-tax income (loss) from continuing operations	493,253	512,316	3,348,033
Provision for income taxes	9,557	7,514	755
Net income (loss)	$483,696	$504,802	$3,347,278
Less: net (loss) gain attributable to noncontrolling interest	(375)	(417)	(1,771)
Net income (loss) attributable to common shareholders	$484,071	$505,219	$3,349,049

Net income (loss) per share	$10.73	$11.23	$11.07
Net income (loss) per diluted share	$10.31	$10.91	$11.07

Weighted-average number of common shares outstanding:
Basic	45,093,304	45,003,925	302,469,544
Diluted	46,933,253	46,302,734	302,579,245

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(Dollars in Thousands, except share data)	December 31, 2014	December 31, 2013
Assets:
Investments:
Fixed income securities, at fair value (amortized cost of $4,514,878 in 2014 and $5,927,254 in 2013)	$4,725,686	$5,885,316
Fixed income securities pledged as collateral, at fair value (amortized cost of $64,378 in 2014 and $126,196 in 2013)	64,267	126,223
Short-term investments, at fair value (amortized cost of $360,069 in 2014 and $271,118 in 2013)	360,065	271,119
Other investments (includes $336,013 at fair value in 2014 and $240,969 at fair value in 2013)	357,016	241,069
Total investments	5,507,034	6,523,727
Cash and cash equivalents	73,903	77,370
Receivable for securities	23,660	14,450
Investment income due and accrued	25,015	37,663
Premium receivables	1,000,607	1,453,021
Reinsurance recoverable on paid and unpaid losses	99,838	121,249
Deferred ceded premium	123,276	145,529
Subrogation recoverable	953,274	498,478
Loans	5,714	6,179
Derivative assets	109,017	77,711
Insurance intangible asset	1,410,920	1,597,965
Goodwill	514,511	514,511
Other assets	186,985	35,927
Variable interest entity assets:
Fixed income securities, at fair value	2,743,050	2,475,182
Restricted cash	7,708	17,498
Investment income due and accrued	1,284	1,365
Loans, at fair value	12,371,177	13,398,895
Intangible assets	—	76,140
Other assets	2,891	19,617
Total assets	$25,159,864	$27,092,477
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,673,785	$2,255,680
Loss and loss expense reserves	4,752,007	5,968,712
Ceded premiums payable	60,436	70,962
Obligations under investment agreements	160,079	359,070
Deferred taxes	2,079	2,199
Current taxes	5,701	738
Long-term debt	971,116	963,178
Accrued interest payable	304,139	294,817
Derivative liabilities	406,944	253,898
Other liabilities	63,396	67,377
Payable for securities purchased	762	4,654
Variable interest entity liabilities:
Accrued interest payable	3,268	722
Long-term debt, at fair value	12,882,076	14,091,753
Derivative liabilities	2,200,163	1,772,306
Other liabilities	178	7,989
Total liabilities	23,486,129	26,114,055
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized shares—20,000,000; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; authorized shares—130,000,000; issued and outstanding shares—45,005,932 at December 31, 2014 and 45,003,461 at December 31, 2013	450	450
Additional paid-in capital	189,138	185,672
Accumulated other comprehensive income	220,283	11,661
Accumulated earnings	989,290	505,219
Common stock held in treasury at cost, 2,459 shares at December 31, 2014 and 937 shares at December 31, 2013	(56)	(19)
Total Ambac Financial Group, Inc. stockholders’ equity	1,399,105	702,983
Noncontrolling interest	274,630	275,439
Total stockholders’ equity	1,673,735	978,422
Total liabilities and stockholders’ equity	$25,159,864	$27,092,477